Exhibit 10.19

STOCK PURCHASE AGREEMENT

by and among

WALTER INDUSTRIES, INC.,

WELLSPRING ALUMINUM ACQUISITION CO. 2

And

WELLSPRING CAPITAL PARTNERS III, LP

Dated as of October 30, 2003

TABLE OF CONTENTS

1. PURCHASE AND SALE OF THE SHARES

2. CLOSING

(a) Closing.

(b) Purchase Price Adjustment.

3. CONDITIONS TO CLOSING

(a) Buyer’s Obligation.

(b) Seller’s Obligation.

4. REPRESENTATIONS AND WARRANTIES RELATING TO SELLER AND THE COMPANY

(a) Authority

(b) No Conflicts; Consents

(c) The Shares

(d) Organization and Standing; Stock Ledger and Minutes

(e) Capital Stock of the Company

(f) Equity Interests

(g) Financial Statements

(h) Tax Matters

(i) Tangible Personal Property

(j) Intellectual Property

(k) Contracts

(l) Proceedings

(m) Insurance

(n) Benefit Plans

(o) Compliance with Law and Environmental Law

(p) Employee and Labor Matters

(q) Permits

(r) Real Property

(s) No Undisclosed Liabilities

(t) Transactions with Affiliates

(u) Broker of Seller

(v) No Company Material Adverse Change

(w) Absence of Certain Changes

5. COVENANTS OF SELLER

(a) Access

(b) Ordinary Conduct

(c) Insurance

i

(d) Liens

6. REPRESENTATIONS AND WARRANTIES OF BUYER

(a) Authority

(b) No Conflicts; Consents

(c) Securities Act

(d) Actions and Proceedings, etc.

(e) No Financing Needed

(f) Disclaimer Regarding Projections

(g) Broker of Buyer

7. COVENANTS OF BUYER

(a) Confidentiality

(b) No Additional Representations

(c) Obligation to Pay Certain Fees

8. ADDITIONAL COVENANTS

(a) Consents

(b) Cooperation

(c) Publicity

(d) Antitrust Notification

(e) Records

(f) Use of the “Walter Industries,” “Walter Industries, Inc.” and “Jim Walter” Names and Logos

(g) Reasonable Efforts

(h) Confidentiality

9. EMPLOYEE BENEFIT PLANS

10. FURTHER ASSURANCES

11. INDEMNIFICATION

(a) Tax Indemnification

(b) Other Indemnification by Seller

(c) Limitation on Indemnification by Seller

(d) Other Indemnification by Buyer

(e) Losses Net of Insurance

(f) Other Limitations

(g) Procedures Relating to Indemnification (other than under Section 11(a))

(h) Other Claims

(i) Procedures Relating to Indemnification of Tax Claims

(j) Mitigation

ii

12. TAX MATTERS

13. ASSIGNMENT

14. NO THIRD-PARTY BENEFICIARIES

15. TERMINATION

16. SURVIVAL OF REPRESENTATIONS

17. EXPENSES

18. AMENDMENTS

19. NOTICES

20. INTERPRETATION: EXHIBITS AND SCHEDULES: CERTAIN DEFINITIONS

21. Counterparts

22. ENTIRE AGREEMENT

23. SEVERABILITY

24. CONSENT TO JURISDICTION

25. GOVERNING LAW

26. WAIVER OF JURY TRIAL

27. GUARANTY

iii

INDEX

Exhibits:

Exhibit A	Definition of Terms
Exhibit B	Officers of the Company
Exhibit C	Form of Transition Services Agreement

Schedules:

Schedule 3(a)(ix)

Schedule 4(b)

Schedule 4(c)

Schedule 4(f)

Schedule 4(h)(ii)

Schedule 4(h)(iii)

Schedule 4(h)(iv)

Schedule 4(h)(v)

Schedule 4(i)

Schedule 4(j)

Schedule 4(k)

Schedule 4(l)

Schedule 4(m)

Schedule 4(n)(i)

Schedule 4(n)(vi)

Schedule 4(o)(i)

Schedule 4(o)(ii)

Schedule 4(p)(i)

Schedule 4(p)(ii)

Schedule 4(p)(iii)

Schedule 4(q)

Schedule 4(r)

Schedule 4(s)

Schedule 4(t)

Schedule 4(w)

Schedule 5(b)

Schedule 8(f)

Schedule 9(f)

Schedule 9(g)

Schedule 9(i)

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT dated as of the 30th day of October, 2003, by and among WALTER INDUSTRIES, INC., a Delaware corporation (“Seller”), WELLSPRING ALUMINUM ACQUISITION CO. 2, a Delaware corporation (“Buyer”), and WELLSPRING CAPITAL PARTNERS III, LP, a Delaware limited partnership (“Guarantor”).

Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding shares of common stock, $.01 par value per share (the “Shares”), of JW Aluminum Company, a Delaware corporation and wholly owned subsidiary of Seller (the “Company”).

Accordingly, the parties hereto hereby agree as follows:

1. Purchase and Sale of the Shares. On the terms and subject to the conditions of this Agreement, Seller shall sell, transfer and deliver or cause to be sold, transferred and delivered to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of all Liens, for an aggregate purchase price of $125,000,000 (the “Purchase Price”), payable as set forth below in Section 2(a), subject to adjustment as provided in Section 2(b). The purchase and sale of the Shares shall be referred to in this Agreement as the “Acquisition.”

2. Closing.

(a)  Closing.  Closing (the “Closing”) of the Acquisition shall be held at the offices of Buyer’s lenders at 10:00 a.m. on the later of (a) December 15, 2003 and (b) a date that is no later than five (5) business days after all of the conditions set forth in Section 3 have been satisfied (or, to the extent permitted, waived in writing by the parties entitled to the benefits thereof) or at such other place, time and date as shall be agreed in writing by Seller and Buyer. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date.”

At the Closing, (i) Buyer shall deliver to Seller, by wire transfer to a bank account designated in writing by Seller prior to the Closing Date, immediately available United States funds in an amount equal to the Purchase Price (the “Closing Date Amount”), and (ii) Seller shall deliver or cause to be delivered to Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed.

(b) Purchase Price Adjustment.

(i) Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller an unaudited statement (the “Statement”) setting forth the Closing Modified Working Capital (as defined below) as of the close of business on the Closing Date. Seller shall assist Buyer in the preparation of the Statement.

(A) The Statement shall become final and binding upon the parties on the thirtieth (30th) day following delivery thereof, unless Seller has given notice of its disagreement with the Statement (a “Notice of Disagreement”) to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted.

(B) If a Notice of Disagreement is received by Buyer in a timely manner, then the Statement (as revised in accordance with clause (1) or (2) below) shall become final and binding upon Seller and Buyer on the earlier of (1) the date Seller and Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (2) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below).

(C) During the thirty (30) day period following the delivery of a Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve any differences which they may have with respect to the matters specified in the Notice of Disagreement and shall set forth the final resolution of any such differences in writing. At the end of such thirty (30) day period, if any such differences remain unresolved, Seller and Buyer shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration of any and all matters which remain in dispute and which were properly included in the Notice of Disagreement.  The Accounting Firm shall be a nationally recognized independent accounting firm as shall be agreed upon by Buyer and Seller in writing, or, if Buyer and Seller cannot so agree, each shall select one nationally recognized independent accounting firm, and such firm shall select a third such firm, which third such firm shall be the “Accounting Firm”.  Seller and Buyer hereby agree to use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted to the Accounting Firm within thirty (30) days following submission. Seller and Buyer agree that judgment may be entered upon the arbitral award of the Accounting Firm in any court having jurisdiction pursuant to Section 24.  The fees and expenses of the Accounting Firm pursuant to this Section 2(b) shall be borne equally by Buyer and Seller.  The scope of the disputes to be arbitrated by the Accounting Firm is limited to whether the Statement was done in the manner prescribed in this Section 2(b).

The fees and disbursements of Buyer’s and Seller’s independent auditors and attorneys incurred in connection with their review of the Statement shall be borne by Buyer and Seller, respectively.

(ii) The Purchase Price shall be increased by the amount by which Closing Modified Working Capital exceeds (A) $36,500,000, in the event that the Closing occurs on or prior to November 30, 2003, or (B) $38,500,000, in the event that the Closing occurs after such date (the Purchase Price as so increased shall hereinafter be referred to as the “Adjusted Purchase Price”). If the Closing Date Amount is less than the Adjusted Purchase Price, Buyer shall, within ten (10) business days after the

Statement becomes final and binding on the parties, make payment by wire transfer to an account specified in writing by Seller, in immediately available United States funds of the amount of such difference together with interest thereon at a rate equal to the prime rate as set forth in the Money Rates section of The Wall Street Journal, calculated on the basis of the actual number of days elapsed, divided by 365, from the Closing Date to the date of payment.

(iii) The term “Closing Modified Working Capital” shall mean Assets minus Liabilities. The term “Assets” shall mean the amounts that, as of the Closing Date, correspond to the line items in the balance sheet dated December 31, 2002 that is a part of the Financial Statements (the “Balance Sheet”) under the captions “Trade and Other Receivables, Net,” “Cash,” “Other Receivables,” “Inventories,” and “Prepaid Expenses,” but not including any receivables owing to the Company by any of its affiliates. The term “Liabilities” shall mean the amounts that, as of the Closing Date, correspond to the line items in the Balance Sheet under the captions “Accounts Payable” and “Accrued Expenses,” but not including (A) any Accounts Payable or Accrued Expenses owing by the Company to any of its affiliates or (B) any Taxes other than current non-income Taxes not yet due and payable.  Closing Modified Working Capital shall be calculated, subject to the exclusions described in the immediately preceding sentence, in the same way, using the same accounting principles, methods, practices and categories as were used by the Company in determining the amounts of such line items on the Balance Sheet, in accordance with the notes thereto and United States generally accepted accounting principles (“GAAP”).

(iv) Buyer agrees that following the Closing through the resolution of any adjustment to the Purchase Price contemplated by this Section 2(b), it shall not take any actions with respect to the accounting books and records of the Company on which the Statement is to be based that would make it impossible or impracticable to calculate Closing Modified Working Capital.

(v) During the period of time from and after the Closing Date through the resolution of any adjustment to the Purchase Price contemplated by this Section 2(b), Seller shall, and Buyer shall cause the Company to, afford to Buyer and Seller, respectively, and any accountants, counsel or financial advisers retained by Buyer and Seller, respectively, in connection with any adjustment to the Purchase Price contemplated by this Section 2(b) reasonable access during normal business hours to all of such person’s properties, books, contracts, personnel and records relevant to the adjustment contemplated by this Section 2(b) and the preparation of the Statement.

3. Conditions to Closing.

(a) Buyer’s Obligation. The obligation of Buyer to purchase and pay for the Shares is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

(i) The representations and warranties of Seller made in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, or in all respects, with respect to representations and warranties qualified by materiality, as of the date hereof and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to a specified date that is earlier than the date of this Agreement (in which case such representations and warranties shall be deemed to have been made as of such earlier date), in each case except for breaches that, individually or in the aggregate, could not have a Company Material Adverse Effect.

(ii) Seller shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by Seller by the time of the Closing.

(iii) Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of Seller confirming the satisfaction of the conditions set forth in Sections 3(a)(i) and (ii).

(iv) As of the Closing, there shall not be any injunction, judgment, order, decree or ruling in effect issued by any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Entity”) restraining or prohibiting the consummation of the Acquisition.

(v) The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have expired or been terminated. All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity that are necessary for the consummation of the Acquisition shall have been obtained or filed or shall have occurred.

(vi) Buyer shall have received (A) a copy of the certificate of incorporation of the Company certified by the Delaware Secretary of State, (B) a certificate of good standing of the Company certified by the Delaware Secretary of State, (C) a certificate of good existence of the Company certified by the South Carolina Secretary of State and (D) a certificate of the secretary of the Seller dated as of the Closing Date certifying (1) that the certificate of incorporation and bylaws of the Seller and the Company attached thereto are true, correct, and complete and in full force and effect, (2) as to the incumbency of officers executing this Agreement, and (3) that this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate actions.

(vii) Buyer shall have received the certificate or certificates representing the Shares, duly endorsed to Buyer or accompanied by duly executed and witnessed stock powers duly endorsed to Buyer in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed.

(viii) (A) The security interests granted to Bank of America, N.A. by the Company pursuant to the Security Agreement dated as of April 17, 2003, among the Seller, each of the subsidiaries of the Seller from time to time party thereto, and Bank of America, N.A. (the “Security Agreement”), shall have been released together with any other Liens on the Shares or any assets of the Company; (B) Buyer shall have received UCC termination statements, in form and substance reasonably satisfactory to Buyer and its lenders and suitable for filing, in respect of the security interests and Liens described in the immediately preceding clause (A); and (C) the Guaranty Agreement dated as of April 17, 2003 among the Company, Bank of America, N.A. and the other parties thereto shall have been terminated with respect to the Company, in form and substance reasonably satisfactory to Buyer and its lenders.

(ix) Buyer shall have received each of the consents set forth on Schedule 3(a)(ix), and each such consent (A) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, (B) shall be in full force and effect, and (C) shall be in form and substance reasonably satisfactory to Buyer.

(x) Buyer shall have received each of the following documents, duly executed by the parties thereto: (A) the estoppel certificates (dated no more than ten (10) days prior to the Closing Date) referred to in Section 8(a); (B) the non-disturbance agreements referred to in Section 8(a); (C) the landlord lien waiver and consent referred to in Section 8(a); and (D) an affidavit of non-foreign status of the Seller which complies with section 1445 of the Code.

(xi) Seller shall have executed and delivered a transition services agreement, substantially in the form attached hereto as Exhibit C (the “Transition Services Agreement”).

(xii)  Since the date hereof, there shall not have been any event, occurrence or development that has resulted in, or could result in, a Company Material Adverse Effect.

(xiii)  Seller shall have executed and delivered an assignment, in form and substance reasonably acceptable to Buyer, assigning to the Company all invention assignment agreements with individuals who contributed to the development of the Company’s intellectual property and all such intellectual property (collectively, the “IP Assignments”).

(xiv)  Seller shall have executed and delivered a sublicense, in form and substance reasonably acceptable to Buyer, of the Seller’s rights under that certain Supplier Agreement dated as of July 31, 1999 between Seller and the Lemelson Medical, Education and Research Foundation (the “Sublicense”).

(xv)  Seller shall have executed and delivered a trademark assignment, in form and substance reasonably satisfactory to Buyer, of the “JW Aluminum” mark (the “Trademark Assignment”).

(xvi)  Seller shall have terminated, in form and substance reasonably satisfactory to Buyer, (A) all tax sharing agreements to which the Company is a party or by which it is bound, and (B) the Administrative Services Agreement set forth on Schedule 4(t), in each case such that the Company shall have no liability or other obligations thereunder or in respect thereof.

(b) Seller’s Obligation. The obligation of Seller to sell and deliver the Shares to Buyer is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

(i) The representations and warranties of Buyer and Guarantor made in this Agreement shall be true and correct in all material respects, with respect to representations and warranties not qualified by materiality, or in all respects, with respect to representations and warranties qualified by materiality, as of the date hereof and as of the Closing Date as though made as of such date, except to the extent such representations and warranties expressly relate to a specified date that is earlier than the date of this Agreement (in which case such representations and warranties shall be deemed to have been made as of such earlier date), in each case except for breaches that, individually or in the aggregate, could not have a Buyer Material Adverse Effect.

(ii) Buyer shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by Buyer by the time of the Closing.

(iii) Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the satisfaction of the conditions in Sections 3(b)(i) and (ii).

(iv) As of the Closing, there shall not be any injunction, judgment, order, decree or ruling in effect issued by any Governmental Entity restraining or prohibiting the consummation of the Acquisition.

(v) The waiting period under the HSR Act shall have expired or been terminated. All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity that are necessary for the consummation of the Acquisition shall have been obtained or filed or shall have occurred.

(vi) Seller shall have received the Closing Date Amount simultaneously with or prior to the Closing.

(vii) Seller shall have received for each of Buyer and Guarantor, (A) a copy of the certificate or articles of incorporation or equivalent constitutive documents certified by the Delaware Secretary of State, (B) certificate of good standing or active status certified by the Delaware Secretary of State, and (C) a certificate of the secretary of each of Buyer and Guarantor dated as of the Closing Date certifying (1)

that the certificate or articles of incorporation and bylaws or equivalent constitutive documents attached thereto are true, correct, and complete and in full force and effect, (2) as to the incumbency of officers executing this Agreement, and (3) that this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate actions.

4. Representations and Warranties Relating to Seller and the Company. Seller hereby represents and warrants to Buyer that the statements contained in this Section 4 are true and correct as of the date hereof and will be true and correct as of the Closing Date:

(a) Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite corporate power and authority to enter into this Agreement and the Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents and the consummation by Seller of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including without limitation the approval of Seller’s board of directors), and no other action on the part of Seller or its stockholders is or will be necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Documents or the consummation of the Acquisition.  Seller has duly executed and delivered this Agreement and as of the Closing will have duly executed and delivered the Ancillary Documents and, assuming the due authorization, execution and delivery hereof and thereof by Buyer, this Agreement constitutes, and upon and after the Closing the Ancillary Documents will constitute, Seller’s legal, valid and binding obligations, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b) No Conflicts; Consents. Except as set forth in Schedule 4(b), the execution and delivery by Seller of this Agreement and the Ancillary Documents does not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Seller with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation or imposition of any lien, mortgage, title defect, claim, encumbrance, security interest, option, charge, easement or restriction of any kind (collectively, “Liens”) upon the Shares, the Company or any of the properties or assets of the Company under, any provision of (i) the certificate of incorporation or bylaws of Seller or the Company, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract or agreement, in each case whether written or oral (“Contract”), to which Seller or the Company is a party or by which any of their respective properties or assets are bound, or (iii) any Permit, any judgment, order, injunction or decree (“Judgment”), or statute, law, ordinance, rule, regulation or other pronouncement having the effect of law of any Governmental Entity (“Law”) binding on Seller or the Company or their respective properties or assets or the Shares.  Except as set forth in Schedule 4(b), no consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any Governmental Entity or third party is required to be obtained or made by or with respect to Seller or the Company in connection with the execution, delivery and performance of this Agreement or the Ancillary Documents or the consummation of the Acquisition or the other transactions contemplated hereby or thereby, other than (x) compliance with and filings under the HSR Act, (y) compliance with and filings and notifications under applicable Environmental Law and (z) those that are required to be made solely by Buyer.

(c) The Shares. Except as set forth on Schedule 4(c), Seller has good and valid title to the Shares, free and clear of any Liens. Assuming that Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Buyer at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Buyer, and upon Seller’s receipt of the Closing Date Amount, good and valid title to the Shares will pass to Buyer, free and clear of any Liens, except for any Liens imposed by Buyer’s financing sources.  Other than this Agreement, the Shares are not subject to any voting trust agreement or agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

(d) Organization and Standing; Stock Ledger and Minutes. The Company is a corporation organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. The Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership, leasing or holding of its properties or the conduct of its business makes such qualification necessary, except where the failure to be so qualified and in good standing to do business as a foreign corporation would not have a Company Material Adverse Effect.

Seller has prior to the execution of this Agreement delivered to Buyer true and complete copies of the certificate of incorporation and bylaws, each as amended to date, of the Company. The stock transfer books and the minute books of the Company (which have been made available for inspection by Buyer prior to the date hereof) are true and complete in all material respects.

(e) Capital Stock of the Company. The authorized capital stock of the Company consists of one thousand (1,000) shares of common stock, $.01 par value per share, all of which are duly authorized and validly issued and outstanding, fully paid and non-assessable, and none of which were issued in violation of any preemptive rights.  Seller is the record and beneficial owner of the Shares. Except for the Shares, there are no shares of capital stock or other equity securities of the Company outstanding. There are no outstanding warrants, options, rights, “phantom” stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which Seller or the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company. There are no equity securities of the Company reserved for issuance for any purpose. There are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of the Company may vote.

(f) Equity Interests. Except as set forth in Schedule 4(f), (i) the Company does not directly or indirectly own any capital stock of or other equity interests in any corporation, partnership, limited liability company or other person and (ii) the Company is not a member of or participant in any partnership, joint venture, limited liability company or other person.

(g) Financial Statements. Seller has delivered to Buyer an audited balance sheet of the Company as at December 31, 2002 and December 31, 2001, including the notes thereto, and the related audited statements of operations and accumulated earnings and of cash flows for the fiscal years then ended, including the notes thereto (collectively, the “Financial Statements”).  Such Financial Statements are complete and correct in all material respects and fairly present the financial condition and the results of operations and cash flows of the Company as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with GAAP, consistently applied. The Financial Statements have been prepared from and are in accordance with the accounting records of the Company.

(h) Tax Matters.

(i) Definitions. Seller and Company make the following representations and warranties with respect to tax matters:

(A) The term “Group” shall mean, individually and collectively, (1) the Company, (2) Seller, and (3) any entity as to which the Company may be liable for Taxes incurred by such entity either as a successor or transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local, or foreign law, rule, or regulations; provided, however, that such entity shall be a member of the Group only with respect to Taxes (and the Returns with respect to such Taxes) as to which such liability on the part of the Company may exist.

(B) The term “Taxes” or “Tax” shall mean all taxes, however denominated, including any interest, penalties, or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local, or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental, charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Group is required to pay, withhold, or collect.

(C) The term “Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

(D) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(ii) Returns Filed and Taxes Paid. All material Returns required to be filed by or on behalf of members of the Group have been duly filed and such Returns are true, complete, and correct in all material respects.

Except as set forth on Schedule 4(h)(ii), all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement other than Taxes not yet due and payable. Each member of the Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no Liens on any of the assets of the Company with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that a member of the Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established. No taxing jurisdiction in which the Group does not file Returns has asserted that the Group is required to file Returns in such jurisdiction.

(iii) Returns Furnished. Buyer has been furnished by the Company copies of all federal and state income or franchise tax returns of or including the Company as set forth on Schedule 4(h)(iii).

(iv) Tax Deficiencies; Audits; Statutes of Limitations. Except as set forth in Schedule 4(h)(iv), there is no audit, either in progress or pending, by a governmental or taxing authority with respect to any tax owed or alleged to be owed by the Company; (B) no deficiencies exist or have been asserted in writing with respect to Taxes of the Group, and no member of the Group has received written notice that it has not filed a Return or paid Taxes required to be filed or paid by it; and (C) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the Group.

(v) Tax Sharing Agreements. Except as set forth in Schedule 4(h)(v), the Company is not (nor has it ever been) a party to any Tax sharing agreement and has not assumed the Tax liability of any other person under contract.

(vi) Tax Elections and Special Tax Status. The Company has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law). No member of the Group is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. No member of the Group is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and Buyer is not required to withhold tax on the purchase of the stock of the Company by reason of Section 1445 of the Code. Seller is not a “foreign person” (as that term is defined in Section 1445 of the Code).  The Company has not agreed to make, nor is it required to make, any adjustment under Code Section 481 (a) by reason of a change in accounting method or otherwise.

(i) Tangible Personal Property. The Company has good and marketable title to all tangible personal property and assets purported to be owned by the Company that are material to the conduct of the Company’s business, in each case, free and clear of all Liens except (i) such as are set forth in Schedule 4(i), (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, that are not yet due and payable and do not interfere with the use and enjoyment of any assets or properties of the Company, (iii) Liens on personal property arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) Liens for Taxes that are not yet due and payable, and (v) in the case of real property only, encumbrances that are not violated and the existence of which, individually or in the aggregate, does not render title to the subject property unmarketable or materially impair, and could not reasonably be expected to materially impair, the value or use and operation of the property subject thereto or affected thereby (the Liens described in clauses (ii), (iii), (iv) and (v) above are hereinafter referred to collectively as “Permitted Liens”).  Such personal property and assets are in good repair and operating condition for their current use, ordinary wear and tear excepted.  Except as set forth in this Agreement, no representation or warranty is made as to the merchantability or fitness for any particular purpose of such tangible personal property and assets.

This Section 4(i) does not relate to intellectual property, such items being the subject of Section 4(j).

(j) Intellectual Property.  Schedule 4(j) identifies all patents and patent applications, trademarks, trade names and service marks, whether registered or unregistered, and registered copyrights and applications therefor and material unregistered copyrights licensed to, or owned or used by, the Company, but does not include off-the-shelf computer software. Except as set forth in Schedule 4(j), each item of Intellectual Property owned by the Company is free and clear of all Liens. Except as set forth in Schedule 4(j), the Company owns, and the Company has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, all Intellectual Property, and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights.  The Company is not infringing or otherwise violating the intellectual property rights of any other person.  Except as set forth in Schedule 4(j), no Proceedings are pending or, to the knowledge of

Seller, threatened against the Company by any person with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property or alleging that the Company is infringing or otherwise violating the intellectual property rights of any third party. The Company has not, within the past four (4) years, been involved in any Proceeding regarding the use, ownership, validity, enforceability, effectiveness or exploitation of any Intellectual Property.  To the knowledge of Seller, no person is currently infringing or otherwise violating the Company’s rights in the Intellectual Property.  Other than the logo described in Schedule 8(f), the Intellectual Property comprises all intellectual property material to the conduct of the Company’s business.

(k) Contracts. Except as set forth in Schedule 4(k), the Company is not a party to or bound by any:

(i) employment, consulting, independent contractor or similar Contract;

(ii) employee collective bargaining Contract with any labor union;

(iii) Contract containing a covenant not to compete;

(iv) lease, sublease or similar Contract with any person under which the Company is a lessor or sublessor of, or lessee or sublessee of, or makes available for use to any person, any portion of any premises occupied by the Company;

(v) lease or similar Contract with any person under which (A) the Company is lessee of any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the Company is a lessor or sublessor of any tangible personal property owned or leased by the Company;

(vi) Contracts or orders for the future purchase of materials, supplies or equipment each of which involves payments in excess of Two Hundred Fifty Thousand Dollars ($250,000.00);

(vii) license, sublicense, option or other Contract relating in whole or in part to the Intellectual Property set forth in Schedule 4(j) (including any license, sublicense or other Contract under which the Company is licensee or licensor or sublicensee or sublicensor of any such Intellectual Property);

(viii) Contract under which the Company has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person or any other note, bond, debenture or other evidence of indebtedness issued to any person (other than the Company), or any guaranty of any of the foregoing;

(ix) Contract or other instrument under which the Company has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person;

(x)  Contract or instrument under which the Company has granted any power of attorney;

(xi) Contract to which the Company is a party or by or to which it or any of its assets or business is bound providing for payments to or from the Company in excess of Five Hundred Thousand Dollars ($500,000.00);

(xii) joint venture, partnership, limited liability company or similar Contract;

(xiii) Contract relating to the acquisition or disposition of any assets of the Company, other than purchase orders and dispositions of inventory in the ordinary course of business;

(xiv) confidentiality Contract;

(xv) Contract with any Governmental Entity; or

(xvi) any other Contract not made in the ordinary course of business.

Seller has heretofore made available to Buyer true and complete copies of each Contract set forth on Schedule 4(k), including all amendments, waivers and modifications thereto.  Each Contract set forth on Schedule 4(k) is a valid and binding contract of the Company and is in full force and effect in accordance with its terms, and neither the Company nor, to the knowledge of Seller, any other party thereto, is in breach or default in any material respect thereunder.  Without limiting the generality of the foregoing, the Company has satisfied and is in compliance with all conditions to obtaining the benefits to be provided to the Company pursuant to that certain Revitalization Agreement dated as of June 6, 1996 between the South Carolina Advisory Coordinating Counsel for Economic Development and the Company and that certain Fee Agreement dated as of December 1, 2000 between Berkeley County, South Carolina and the Company.

(l) Proceedings. Schedule 4(1) sets forth a list of all pending and, to the knowledge of Seller, threatened actions, suits, claims, hearings, investigations or other proceedings (“Proceedings”) against the Company or its properties, assets, operations or businesses or against Seller in respect of the Company. Except as set forth in Schedule 4(1), neither Seller nor the Company is a party to, affected by or in default under any Judgment of any Governmental Entity or arbitration tribunal issued against or respecting the Company or any of its properties, assets, operations or business.

(m) Insurance. The insurance policies currently maintained with respect to the Company and its assets and properties are listed in Schedule 4(m). Except as set forth in Schedule 4(m), all such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Each such policy maintained by Seller for the benefit of the Company is so annotated on Schedule 4(m).  Except as otherwise provided in Section 5(c), policies maintained by Seller for the benefit of the Company will not cover the Company, its assets, properties, employees or third parties for occurrences that take place following the Closing (in the case of “occurrence” policies) or for claims made following the Closing (in the case of “claims made” policies).

(n) Benefit Plans.

(i) Schedule 4(n)(i) contains a complete list of each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (a “Pension Plan”), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (a “Welfare Plan”), and each other plan, arrangement or policy relating to stock options, stock purchases, incentive compensation, deferred compensation, severance pay, plant closing benefits, disability insurance, life insurance, health benefits, dependent care assistance benefits or other employee benefits, in each case maintained, sponsored, adopted or contributed to, or required to be maintained, sponsored, adopted or contributed to, by the Company or Seller or any of their respective affiliates for the benefit of any present or former officers, employees, agents, directors or independent contractors of the Company (all the foregoing being herein collectively called “Benefit Plans” and individually called a “Benefit Plan”). Schedule 4(n)(i) identifies each Benefit Plan that is established, maintained, sponsored, adopted or contributed to solely by the Company (the “Company Benefit Plans”). Each Benefit Plan not so identified is herein referred to as a “Seller Benefit Plan”. The Company has delivered or made available to Buyer true, complete and correct copies of (i) each Benefit Plan, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required by applicable Law), and (iii) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any Benefit Plan for which a funding or financing arrangement is required by applicable Law.

(ii) Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company, and all the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code, all other applicable Laws and the terms of all applicable collective bargaining agreements. There are no investigations by any Governmental Entity, termination proceedings or other claims (except routine claims for benefits payable under the Benefit Plans) or Proceedings pending against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that could give rise to any material liability.

(iii) The Company’s and Seller’s Pension Plans have received favorable determination letters from the Internal Revenue Service to the effect that the plan documents for such plans and related trusts satisfy the requirements to be considered qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code as in effect prior to the enactment of “GUST” (General Agreement on Trade and Tariffs 1994, USERRA 1994, SBJPA 1996 and TRA 97) and, to the knowledge of Seller, no event has occurred and no circumstances exist that would be reasonably likely to result in the revocation of any such favorable determination letter.

(iv) The Company is not required, and has never been obligated within the past five (5) years, to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), and there are no circumstances pursuant to which the Company would have any liability with respect to any such plan.

(v) No Company Plan, other than the Pension Plan for Hourly Employees of JW Aluminum at Mt. Holly, South Carolina (the “JW Hourly Pension Plan”) is subject to Title IV of ERISA.  With respect to the JW Hourly Pension Plan (A) there has been no “accumulated funding deficiency” within the meaning of section 302 of ERISA or section 412 of the Code, (B) the “amount of unfunded benefit liabilities” as determined using the plan’s actuarial assumptions for purposes of ongoing funding obligations does not exceed zero, and (C) no “reportable event” (within the meaning of section 4043 of ERISA), other than the transactions contemplated by this Agreement, has occurred.  There is no direct, contingent or secondary liability that has been incurred or is expected to be incurred by the Company under Title IV of ERISA, other than for premiums payable to the PBGC under Title IV of ERISA with respect to any Pension Plan.

(vi) Except as set forth in Schedule 4(n)(vi), no benefit under any Benefit Plan, including without limitation any severance, employment or parachute plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated by this Agreement, either alone or in conjunction with another event (e.g., termination of employment).

(vii) The tax deductibility of any amount payable under any Benefit Plan to the Company, Buyer or any of their affiliates will not be limited by operation of  section 280G of the Code.

This Section 4(n) contains the sole and exclusive representations and warranties of Seller with respect to all ERISA matters, and all matters relating to Benefit Plans, if any.

(o) Compliance with Law and Environmental Law. (i) Except as set forth in Schedule 4(o)(i): (A) the Company and the operation of its business is in compliance in all material respects with all applicable Law; and (B) the Company has received no written communication during the past two (2) years from a Governmental Entity that alleges that the Company or its business is not in compliance with any applicable Law.

(ii) Except as set forth in Schedule 4(o)(ii):

(A) The Company has obtained, holds and at all times in the past has held all necessary Environmental Permits, and such Environmental Permits currently held by the Company are identified on Schedule 4(q), and each such Environmental Permit will remain valid and effective after the Closing without any notice to or consent of any Governmental Entity.

(B) The Company and the operation of its business is and at all times in the past has been in compliance in all material respects with all provisions of all applicable Environmental Laws.

(C) There are no past, pending or, to the knowledge of Seller, threatened claims or Judgments in connection with or under any Environmental Law against the Company, and, to the knowledge of Seller, there are no facts or circumstances which could reasonably be expected to form the basis for any liability of the Company under any Environmental Law.

(D) No Releases of Hazardous Substances have occurred at, from, in, to, on or under any Site and no Hazardous Substances are present in, on, about or migrating to or from any Site, in each case other than any Site that is Leased Real Property.  To the knowledge of Seller, no Releases of Hazardous Substances have occurred at, from, in, to, on or under any Site that is Leased Real Property and no Hazardous Substances are present in, or, about or migrating to or from any Site that is Leased Real Property.

(E) Neither the Company, any predecessors of the Company nor any entity previously owned by the Company has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Substance to any off-Site location which could result in any liability of the Company under any Environmental Law.

(F) The Company has not, either expressly or by operation of Law, assumed or undertaken, or agreed to assume or undertake, responsibility for any liability or obligation of any other person, arising under or relating to Environmental Laws, including without limitation any obligation for investigation, corrective or remedial action.

(G) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of, the Company, Seller or any representatives thereof, with respect to any Site which have not been made available to the Buyer prior to execution of this Agreement.

(H) There are no Sites owned, leased or operated by the Company within the past ten (10) years.

(p) Employee and Labor Matters. (i) Except as set forth in Schedule 4(p)(i), (A) none of the employees of the Company are represented by a labor union or organization and the Company is not party to and does not have any obligation under any collective bargaining agreement or other Contract with such a labor union or organization, or any obligation to recognize or deal with any labor union or organization, nor has it experienced any strike or material grievance, claim of unfair labor practice or other collective bargaining dispute within the past three (3) years, (B) no union organizational campaign is pending or, to the knowledge of Seller, threatened with respect to the employees of the Company, and no question concerning representation exists respecting such employees, (C) there are no pending or, to the knowledge of Seller, threatened strikes, slowdowns, work stoppages or lock-outs of any kind by or with respect to any employees of the Company, (D) there are no pending, or, to the knowledge of Seller, threatened, charges against the Company or any current or former employee of the Company before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices and (E) the Company has received no written notice during the past three (3) years of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of the Company.

(ii) A true and correct detailed list of all officers, directors and employees of the Company, including without limitation names, positions and rates of compensation, is set forth in Schedule 4(p)(ii).  The Company has at all times properly classified each of its respective employees as employees and each of its independent contractors as independent contractors, as applicable.  Except as set forth in Schedule 4(n)(i) or 4(p)(ii), the Company has no obligation under any employment, consulting or similar Contracts, employment policies or retirement or employee benefit plans, arrangements or understandings, written or otherwise, with any officer, director, employee or agent of the Company.

(iii) Except as set forth in Schedule 4(p)(iii):

(A) The Company and the operation of its business is and at all times in the past has been in compliance in all material respects with all provisions of all applicable OSHA Laws.

(B) There are no past, pending or, to the knowledge of Seller, threatened claims or Judgments in connection with or under any OSHA Law against the Company, and, to the knowledge of Seller, there are no facts or circumstances which could reasonably be expected to form the basis for any liability of the Company under any OSHA Law.

(C) The Company has not, either expressly or by operation of Law, assumed or undertaken, or agreed to assume or undertake, responsibility for any liability or obligation of any other person, arising under or relating to OSHA Laws, including without limitation any obligation for investigation, corrective or remedial action.

(q) Permits.

(i) Schedule 4(q) sets forth all governmental franchises, licenses, permits, authorizations and approvals (collectively, the “Permits”) issued or granted to the Company by Governmental Entities that are used or held for use in the use or operation of the Company, its business or its material properties or material assets as of the date of this Agreement. Except as set forth in Schedule 4(q), (A) all Permits are validly held by the Company and the Company has complied and is in compliance with all material terms and conditions thereof and (B) during the past twelve (12) months, the Company has received no written notice of any Proceedings relating to the revocation or modification of any such Permits.

(ii) The Company possesses all Permits required in order for the Company to own or hold under lease and operate the business of the Company as currently conducted, and all Permits will remain in full force and effect immediately following the Closing and will not be affected by or terminate or lapse by reason of the Acquisition or the other transactions contemplated hereby.

(r) Real Property.

(i) Schedule 4(r) lists and describes briefly all real property that the Company owns (such real property, together with all buildings, improvements, fixtures and systems thereon and all easements and appurtenances relating thereto, the “Owned Real Property”), including without limitation a legal description of each such parcel of real property. With respect to each such parcel of Owned Real Property:

(A) the Company has good and marketable fee simple title to the Owned Real Property, free and clear of any Lien, except as set forth in item I on Schedule 4(r) and Addendum 1 to Schedule 4(r) and except for Permitted Liens.  The Liens described in item I of Schedule 4(r) and Addendum 1 to Schedule 4(r) do not, individually or in the aggregate, render title to the subject property unmarketable or materially impair, and could not reasonably be expected to materially impair, the value or use and operation of the Owned Real Property.

(B) there are no pending or, to the knowledge of Seller, threatened condemnation proceedings, lawsuits, or administrative actions relating to the Owned Real Property;

(C) except as set forth in item II on Schedule 4(r) (the “Company Leases”), there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property;

(D) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein;

(E) the tax parcels comprising the Owned Real Property do not encompass or apply to any other real property;

(F) the Company has not transferred any development rights applicable to any Owned Real Property;

(G) there is no material construction at any parcel of Owned Real Property;

(H) neither Seller nor the Company is in default under any of the Permitted Liens or any of the Liens set forth in item I on Schedule 4(r) or Addendum 1 to Schedule 4(r);

(I) the real property contained in the Owned Real Property is suitable for the operation of the business conducted thereon, and the buildings, improvements, fixtures and systems thereon are in good repair and operating condition, ordinary wear and tear excepted;

(J) public utilities currently adequately serve all utility requirements of each parcel of Owned Real Property;

(K) to Seller’s knowledge, the Owned Real Property, as a whole, does not rely on any drainage, sewer, access, structural or other facilities located on any other property not included in the same (except for normal easements granted to utility providers and other entities for the provision of services to the Owned Real Property) to fulfill any zoning, building code or other municipal or governmental requirements, for structural support or to furnish to the same any essential building systems or utilities.  To Seller’s knowledge, no building or other improvement not included in a parcel of Owned Real Property relies on any part of the same (except for normal easements granted to utility providers and other entities for the provision of services to the Owned Real Property as specified in item I on Schedule 4(r) and Addendum 1 to Schedule 4(r) to fulfill any zoning, building code or other municipal or governmental requirement, for structural support or the furnishing to such building or improvement of any essential building systems or utilities; and

(L) the Owned Real Property is located in FEMA FIRM zone X.  No other portion of any parcel of Owned Real Property is located in an area designated as a flood zone by any Governmental Authority.

(ii) All leasehold interests of the Company under leases or subleases (or other occupancy agreements) of real property (“Leased Real Property” and, together with the Owned Real Property, the “Real Property”) are listed in items III and IV of Schedule 4(r), which sets forth, with respect to each lease of Leased Real Property (the “Real Property Leases” and, together with the Company Leases, the “Leases”), the date thereof, the original parties thereto, the date of any amendments or supplements thereto, as well as the address or location of the Leased Real Property. True and complete copies of all Leases have been furnished to Buyer, and all Leases are in full force and effect, are enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles, and are subject to no Liens, other than Permitted Liens. The Company has not received any notice of any material default thereunder, and the Company is not and, to the knowledge of Seller, no other party is in default under, any Lease and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a material default under any of the Leases.  Neither the Company nor Seller has assigned, pledged, hypothecated or otherwise transferred any Lease.  The Company has not sublet all or any portion of any Leased Real Property and the Company is in full possession thereof.  No landlord or tenant under any Lease has exercised any option or right to (A) cancel or terminate such Lease or shorten or lengthen the term thereof, (B) lease additional premises, (C) reduce or relocate the premises demised by such Lease or (D) purchase any property.  No security deposit under any Lease has been utilized by any landlord.  The Real Property constitutes all real property material to the Company’s business.

(s) No Undisclosed Liabilities. Except as set forth in Schedule 4(s) and for current liabilities incurred in the ordinary course of business since the date of the Financial Statements, the Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), except for liabilities reflected or reserved against in the Financial Statements or disclosed in the footnotes thereto.

(t) Transactions with Affiliates. Except as set forth in Schedule 4(t), none of Seller or its affiliates have, or since December 31, 2001 have had, any Contract, business arrangement or relationship with the Company, and none of Seller or its affiliates own, or since December 31, 2001 have owned,  any asset, tangible or intangible, which is used in the business of the Company.

(u) Broker of Seller. With the exception of the fees and expenses payable to Banc of America Securities, LLC, which shall be Seller’s sole responsibility, the Seller is not a party to any agreement with any lender, broker or similar person in connection with, and no such person is or will be entitled to any fee, commission or other compensation on the basis of any act or statement made or alleged to have been made by Seller, the Company or any of their respective affiliates in connection with, the origin, negotiation, execution or performance of this Agreement or the Acquisition.

(v) No Company Material Adverse Change.  Since December 31, 2002, there has been no Company Material Adverse Change, and no event, occurrence or development that could reasonably be expected to result in a Company Material Adverse Change.

(w) Absence of Certain Changes.  Except as set forth in the corresponding subsection of Schedule 4(w), since December 31, 2002 the Company has conducted its business in the ordinary course, and it has not:

(i) amended its certificate of incorporation or bylaws;

(ii) redeemed or otherwise acquired any shares of its capital stock or issued any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

(iii) adopted or amended in any material respect any Benefit Plan of the Company, except as required by applicable Law;

(iv) granted to any executive officer or employee of the Company any material increase in compensation or benefits, except in the ordinary course of business;

(v) incurred or assumed any liabilities, obligations or indebtedness for borrowed money or guaranteed any such liabilities, obligations or indebtedness, other than in the ordinary course of business;

(vi) granted any Lien other than a Permitted Lien;

(vii) except for intercompany transactions in the ordinary course of business (including the transfer of all Company cash to the Seller) and payments under any tax sharing agreement, paid, distributed, loaned or advanced any amount to, or sold, transferred or leased any of its assets to, or entered into any agreement or arrangement with, Seller or any of its affiliates;

(viii) made any change in any method of accounting or accounting practice or policy other than those required under applicable accounting principles;

(ix) sold, leased or otherwise disposed of any of its assets which are material, individually or in the aggregate, to the Company, except in the ordinary course of business;

(x) entered into any material Contract outside the ordinary course of business;

(xi) made any material Tax election or change in any material Tax practice;

(xii) demolished or made any material alteration to any Real Property;

(xiii) acquired any equity interest in any person or any material property, other than acquisitions of raw materials and equipment in the ordinary course of business;

(xiv) other than in the ordinary course of business, modified, extended, renewed, amended or terminated, or granted any waiver or exercised any right or option under any material Contract; or

(xv) agreed, whether in writing or otherwise, to do any of the foregoing.

5. Covenants of Seller. Seller covenants and agrees as follows:

(a) Access. Prior to the Closing, Seller shall, and shall cause the Company to, give Buyer and its representatives, employees, counsel and accountants reasonable access (including access for conducting environmental assessments), during normal business hours and upon reasonable notice, to the executive officers, properties, books and records of the Company; provided, however, that such access does not unreasonably disrupt the normal operations of Seller or the Company.  Buyer shall indemnify and hold the Company and each of its officers, directors, employees, stockholders, agents and representatives harmless from all damage to property caused by the negligence or intentional misconduct of Buyer or its officers, directors, employees, stockholders, agents and representatives in connection with such access.

(b) Ordinary Conduct. Except as set forth in Schedule 5(b), from the date of this Agreement to the Closing, Seller shall cause the business of the Company to be conducted in the ordinary course in substantially the same manner as presently conducted and shall make reasonable efforts consistent with past practices to preserve the Company’s relationships with customers, suppliers and others with whom the Company deals and to keep its business and properties substantially intact. Seller shall not, and shall not permit the Company to, take any action that will, or that could reasonably be expected to, result in any of the conditions to the Acquisition set forth in Section 3(a) not being satisfied. In furtherance of but not in limitation of the foregoing, prior to the Closing, Seller shall cause the Company to comply with all Laws applicable to the Company, fulfill its obligations under its Contracts and maintain insurance relating to the business as in effect on the date hereof. In addition, except as set forth in Schedule 5(b) or otherwise expressly permitted by the terms of this Agreement, Seller shall not permit the Company to do any of the following without the prior written consent of Buyer, which will not be unreasonably withheld:

(i) amend its certificate of incorporation or bylaws;

(ii) redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

(iii) adopt or amend in any material respect any Benefit Plan of the Company, except as required by applicable Law;

(iv) grant to any executive officer or employee of the Company any material increase in compensation or benefits, except in the ordinary course of business consistent with past practice or as may be required under existing agreements and except for any increases for which Seller shall be solely obligated;

(v) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness;

(vi) grant any Lien other than a Permitted Lien;

(vii) except for intercompany transactions in the ordinary course of business (including the transfer of all Company cash to Seller) and payments under any tax sharing agreement, pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Seller or any of its affiliates;

(viii) make any change in any method of accounting or accounting practice or policy other than those required under applicable accounting principles;

(ix) sell, lease, assign, transfer or otherwise dispose of any of its assets, except in the ordinary course of business;

(x) except as otherwise permitted in this Section 5(b) above, enter into any material Contract outside the ordinary course of business;

(xi) make any material Tax election or change in any material Tax practice;

(xii) demolish or make any material alteration to any Real Property;

(xiii) acquire any equity interest in any person or any material property, other than acquisitions of raw materials and equipment in the ordinary course of business;

(xiv) except in the ordinary course of business, modify, extend, renew, amend or terminate, or grant any waiver or exercise any right or option under any material Contract; or

(xv) agree, whether in writing or otherwise, to do any of the foregoing.

(c) Insurance. After the Closing Date, Seller shall cause any third party administrator who administered claims prior to the Closing Date on behalf of Seller to continue to administer for the benefit of the Company, as to occurrences and claims made prior to the Closing Date, all insurance programs applicable to Company, its predecessors or its assets and properties in accordance with the terms and conditions of such insurance programs in effect as of the Closing Date.  The Company will be liable for and will pay all additional associated costs that are charged by such third party administrator with respect to such administrative activities related to the rights of the Company.  Seller further agrees to cooperate with Buyer following the Closing Date, including without limitation: (x) cooperating with Buyer in the prosecution of any claim under any Insurance Policies and in connection with all reasonable requests of Buyer in prosecuting such claims, including providing sworn testimony at the reasonable request of the Buyer; and (y) preserving all documents and physical evidence in its possession, custody or control that are necessary or desirable for the prosecution of any such claims by Buyer, provided that Buyer shall reimburse Seller for any out-of-pocket expenses that Seller incurs in connection with such cooperation and document preservation.

(d) Liens. Seller shall take and cause the Company to take all necessary actions to cause the termination, release and removal, on or prior to the Closing Date, of all Liens on the Shares or, other than Permitted Liens, any of the assets or properties of the Company, and the release of the Company from all liabilities and obligations underlying any such Lien.

(e) No Solicitation.  From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Section 15, the Seller shall not, and shall cause its subsidiaries and its and their respective stockholders, officers, directors, employees, agents, representatives and advisors not to, (i) solicit, initiate or encourage any inquiry, proposal or offer from any person relating to (A) any purchase, lease, pledge or other acquisition of any material portion of the assets of the Company or of any capital stock, equity interests or equity equivalents in the Company, whether by any merger, consolidation, business combination, asset sale, stock issuance, recapitalization, liquidation, dissolution, license or any other similar transaction, or (B) any other transaction the consummation of which could reasonably be expected to impair, impede, interfere with, prevent or materially delay the Closing or dilute the benefits to Buyer of the transactions contemplated hereby (collectively, “Transaction Proposals”), (ii) agree to or endorse any Transaction Proposal or (iii) enter into or participate in any discussions or negotiations regarding any Transaction Proposal.

(f)                                    Intercompany Accounts.  On or prior to the Closing, Seller shall, and shall cause its affiliates to, forgive, cancel or otherwise terminate all amounts owing by the Company to Seller or any affiliate thereof, or owing by Seller or any such affiliate to the Company, such that there shall be no such amounts owing by or to the Company as of the Closing.

6. Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller that the statements contained in this Section 6 are true and correct as of the date hereof and will be true and correct as of the Closing Date:

(a) Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or on the ability of Buyer to consummate the Acquisition and the other transactions contemplated hereby (a “Buyer Material Adverse Effect”). Buyer has delivered to Seller true and complete copies of its certificate or articles of incorporation and bylaws, in each case as amended through the date of this Agreement. Buyer has full power and authority to execute this Agreement and the Ancillary Documents and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Ancillary Documents and the consummation by Buyer of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Buyer has duly executed and delivered this Agreement and the Ancillary Documents and, assuming the due authorization, execution and delivery hereof and thereof by Seller, this Agreement constitutes, and upon and after the Closing the Ancillary Documents will constitute, Buyer’s legal, valid and binding obligations, enforceable against it in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

(b) No Conflicts; Consents. The execution and delivery by Buyer of this Agreement and the Ancillary Documents does not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Buyer with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation or imposition of any Lien upon any of the properties or assets of Buyer or any of its subsidiaries under, any provision of (i) the certificate or articles of incorporation or bylaws of Buyer or any of its affiliates, (ii) any Contract to which Buyer or any of its affiliates is a party or by which any of their respective properties or assets is bound or (iii) any Permit, Judgment or Law applicable to Buyer or any of its affiliates or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Buyer Material Adverse Effect.  No consent of or registration, declaration or filing with any Governmental Entity or third party is required to be obtained or made by or with respect to Buyer or any of its affiliates in connection with the execution, delivery and performance of this Agreement or the Ancillary Documents or the consummation of the Acquisition or the other transactions contemplated hereby or thereby, other than (A) compliance with and filings under the HSR Act, (B) compliance with and filings under applicable Environmental Laws, and (C) those that are required to be made solely by Seller.

(c) Securities Act. The Shares purchased by Buyer pursuant to this Agreement are being acquired for its own account for investment purposes only and not with an intent or a view to the sale or distribution thereof within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), and Buyer shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

(d) Actions and Proceedings, etc. There are no (i) outstanding Judgments of any Governmental Entity or arbitration tribunal against or affecting Buyer or any of its affiliates, (ii) Proceedings pending or, to the knowledge of Buyer, threatened against Buyer or any of its affiliates, or (iii) investigations by any Governmental Entity which are pending or, to the knowledge of Buyer, threatened against Buyer or any of its affiliates, and which, in the case of each of clauses (i), (ii) and (iii), have had or could reasonably be expected to have a Buyer Material Adverse Effect.

(e) No Financing Needed. Buyer covenants, represents and warrants that Buyer has received binding commitment letters from General Electric Capital Corporation and OCM Mezzanine Fund, L.P., which are currently in effect and copies of which have been provided to Seller.

(f) Disclaimer Regarding Projections.  In connection with Buyer’s investigation of the Company, the Buyer has received from the Seller and its affiliates and agents certain projections and other forecasts, including, without limitation, projected financial statements, cash flow items, certain business plan information and other data related to the Company.  Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, it is not relying on them, (ii) Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it, and (iii) Buyer shall have no claim against Seller or such affiliates or agents with respect to any of the foregoing.  Accordingly, Buyer acknowledges that the Seller has made no representation or warranty with respect to such projections and other forecasts and plans.

(g) Broker of Buyer. The Buyer is not a party to any agreement with any lender, broker or similar person in connection with, and no such person is or will be entitled to any fee, commission or other compensation on the basis of any act or statement made or alleged to have been made by Buyer in connection with the origin, negotiation, execution or performance of this Agreement or the Acquisition.

7. Covenants of Buyer. Buyer covenants and agrees as follows:

(a) Confidentiality. Buyer acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated by this Agreement is subject to the terms of a confidentiality agreement dated July 8, 2003 between Buyer and Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating to the Company; provided, however, that Buyer acknowledges that any and all other information provided to it by Seller or Seller’s representatives shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date and that Seller shall be entitled to the benefits of the Confidentiality Agreement without giving effect to any waivers, amendments or other modifications thereto not agreed to in writing by Seller. Notwithstanding anything else in this Agreement to the contrary (including without limitation this Section 7(a) and Section 9(h)), each party hereto (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative or other agent of any party) relating to such tax treatment or tax structure; provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws. The authorization set forth in the immediately preceding sentence is not intended to permit disclosure of any other information including, without limitation, (i) any portion of any materials to the extent not related to the tax treatment or tax structure of such transactions, (ii) the identities of participants in such transactions, (iii) any pricing information, (iv) any financial information or (vi) any other term or detail not related to the tax treatment or tax structure of such transactions.  This authorization of disclosure is retroactively effective immediately upon commencement of the first discussions regarding the transactions contemplated hereby.

(b) No Additional Representations. Buyer acknowledges that it and its representatives have been permitted access to the books and records, facilities, equipment, Tax Returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Company which it and its representatives have desired or requested to see and/or review, and that it and its representatives have had an opportunity to conduct a due diligence investigation of the Company and meet with the officers and employees of the Company to discuss the businesses and assets of the Company. Notwithstanding such rights of access, Buyer has the right to rely fully upon the representations, warranties, covenants and agreements of the Seller contained in this Agreement. Buyer acknowledges that none of Seller, the Company or any other person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any written or oral information regarding the Company furnished or made available to Buyer and its representatives, except as expressly set forth in Section 4 of this Agreement or the Schedules thereto, and none of Seller, the Company or any other person shall have or be subject to any liability to Buyer or any other person resulting from the distribution to Buyer, or Buyer’s review or use of, such written or oral information, and any information, documents or material made available to Buyer in certain “data rooms,” management presentations or in any other form in expectation of the transactions contemplated hereby.

(c) Obligation to Pay Certain Fees. Buyer agrees to pay all filing fees and similar expenses incurred in connection (i) with the filings required under the HSR Act and (ii) any other filings to be made by Buyer with any Governmental Entity pursuant to applicable Law.

8. Additional Covenants.

(a) Consents. As soon as practicable after execution of this Agreement, Seller shall cause the Company to: (i) obtain any necessary consent, approval or authorization of any person as is required to be obtained, made or given to consummate the transactions contemplated by this Agreement, including without limitation, any authorizations, consents or approvals set forth in Schedule 3(a)(ix); (ii) obtain non-disturbance agreements reasonably satisfactory to Buyer and its lenders, with respect to the properties listed under item III and IV on Schedule 4(r) hereto from each holder of a mortgage, deed of trust or ground or underlying lease encumbering such properties; (iii) obtain estoppel certificates reasonably satisfactory to Buyer and its lenders, with respect to the properties listed under items III and IV on Schedule 4(r) from each landlord under a Real Property Lease respecting such properties; (iv) obtain landlord lien waivers and consents in favor of Buyer’s lenders, reasonably satisfactory to Buyer and its lenders, with respect to the properties listed under items III and IV on Schedule 4(r); and (v) promptly deliver to Buyer a copy of any notice sent or received under any Contract. Prior to and following the Closing, Seller shall, and prior to the Closing shall cause the Company to, use reasonable efforts to cooperate with Buyer, upon the request of Buyer, in connection with Buyer obtaining any such consents and waivers; provided, however, that such cooperation shall not include any requirement of Seller or any of its affiliates (including, prior to the Closing, the Company) to expend money, commence or participate in any litigation or offer or grant any material accommodation (financial or otherwise) to any third party. If any such consent or waiver shall not be obtained before or at the Closing, then until such consent or waiver is obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with the benefits intended to be acquired by Buyer pursuant to the transactions contemplated by this Agreement, including, in the case of Contracts, enforcement for the account of Buyer or the Company, as applicable, of any and all rights against any other party to such Contract arising out of the breach, nonfulfillment or cancellation thereof by such other party or otherwise.

(b) Cooperation. Buyer and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, for so long as services are being provided pursuant to the Transition Services Agreement, to ensure the orderly transition of the Company from Seller to Buyer and to minimize any disruption to the respective businesses of Seller, Buyer or the Company that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, Buyer and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, such information and assistance relating to the Company as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns or forms or the defense of any Tax claim or assessment, worker’s compensation claims and insured claims relating to periods prior to the Closing. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting such party pursuant to this Section 8(b).  Neither party shall be required by this Section 8(b) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Buyer, the business or operations of the Company).

(c) Publicity. Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated by this Agreement shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld); provided, however, that any release or announcement required by applicable Law or the rules or regulations of any United States or foreign securities exchange may be made by a party provided that such party shall allow the other party a reasonable time under the circumstances to comment on such release or announcement in advance of such issuance. Seller and Buyer shall issue a joint announcement concerning the transactions contemplated by this Agreement to the Company’s employees and customers and suppliers of the Company.

(d) Antitrust Notification. Each of Seller and Buyer shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than ten (10)  business days following the execution and delivery of this Agreement, file with (i) the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act, and (ii) any other Government Entity any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any other antitrust or competition law or regulation.  Each of Buyer and Seller shall furnish to the other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act and any antitrust or competition law or regulation. Buyer and Seller shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and any other Governmental Entity and shall comply promptly with any such inquiry or request.  Each of Seller and Buyer shall use all reasonable efforts to obtain any clearance required under the HSR Act for the Acquisition; provided, however, that Buyer shall be solely responsible for any filing fees payable under the HSR Act.

(e) Records. On the Closing Date, Seller shall deliver or cause to be delivered to Buyer all agreements, documents, books, records and files relating to the business and operations of the Company (collectively, “Records”), if any, in the possession of Seller to the extent not then in the possession of the Company, subject to the following exceptions:

(i) Buyer recognizes that certain Records may contain incidental information relating to the Company or may relate primarily to affiliates or divisions of Seller other than the Company, and that Seller may retain such Records and shall provide copies of the relevant portions thereof to Buyer;

(ii) Seller may retain all Records prepared in connection with the Acquisition, including bids received from other parties and analyses relating to the Company; and

(iii) Seller may retain any Tax Returns, work papers and forms, and Buyer shall be provided with copies of such Tax Returns, work papers and forms.

(f) Use of the “Walter Industries,” “Walter Industries, Inc.” and “Jim Walter” Names and Logos. Except as set forth in this Section 8(f), no interest in or right to use the names “Walter Industries,” “Walter Industries, Inc.” or “Jim Walter” or any logo or trademark incorporating the names “Walter Industries,” “Walter Industries, Inc.” or “Jim Walter,” including the logo described in Schedule 8(f) (collectively, the “Retained Names and Marks”) is being transferred to Buyer pursuant to the transactions contemplated hereby or will be retained by the Company, and the use of any and all of the Retained Names and Marks in connection with the use and operation of the Company will cease promptly following the Closing Date. Buyer, promptly following the Closing Date, will remove or obliterate or cause the removal or obliteration of all the Retained Names and Marks from the Company’s signs, purchase orders, invoices, sales orders, labels, letterheads, shipping documents, and other items and materials, and will not put into use after the Closing Date any such items and materials not in existence on the Closing Date that bear any Retained Names or Marks or any name, mark or logo similar thereto; provided, however, that Buyer shall not be required to remove or obliterate or cause the removal or obliteration of the Retained Names and Marks from the books and records of the Company.  Notwithstanding the foregoing, Seller hereby grants to the Company for six (6) months following the Closing a royalty-free, fully paid-up, worldwide, non-exclusive license to use the logo described on Schedule 8(f) solely for the purpose of utilizing packaging, labels, letterhead, envelopes, promotional and marketing materials and other inventory bearing such logo and owned by the Company as of the Closing.

(g) Reasonable Efforts.  Each of the parties hereto shall use its reasonable best efforts to take, cause to be taken, and do, or cause to be done, all things necessary, proper or advisable to consummate the Acquisition and the transactions contemplated hereby.

(h) Confidentiality. From and after the Closing Date, Seller shall, and shall cause its affiliates and their respective officers, directors, employees and advisors (collectively, the “Recipients”) to, keep confidential any information relating to the Company, except for any such information that (i) is available to the public on the Closing Date, (ii) thereafter becomes available to the public other than as a result of a disclosure by any of the Recipients or (iii) is or becomes available to a Recipient on a non-confidential basis from a source that to the Recipient’s knowledge is not prohibited from disclosing such information to such Recipient by a legal, contractual or fiduciary obligation to any other person.  Should a Recipient be required to disclose any such information in response to a court order or as otherwise required by Law or administrative process, it shall inform Buyer in writing of such request or obligation as soon as possible after it is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained.  If a Recipient is obliged to make the disclosure, it shall only make the disclosure to the extent to which it is so obliged but not further or otherwise.  Nothing in this Section 8(h) shall interfere with Seller’s normal reporting obligations under the Securities Act and the Securities Exchange Act of 1934.

9. Employee Benefit Plans.

(a) Retention of Liability.  Effective immediately prior to the Closing, Seller shall have taken all steps necessary to (i) except as otherwise provided in this Section 9, terminate the Company’s participation in all Seller Benefit Plans in compliance with applicable Law; (ii) assume sponsorship of the JW Hourly Pension Plan; (iii) provide all required notices in connection therewith; and (iv) prepare and execute all necessary documents, and make all necessary regulatory filings, forms and approval requests in connection therewith, all in compliance with the requirements of ERISA and the Code, and any other applicable laws.  Neither Buyer nor any affiliate thereof shall adopt, become a sponsoring employer under, or have any obligation under or with respect to any Seller Benefit Plan or the JW Hourly Pension Plan.  Seller shall retain all liabilities with respect to all Seller Benefit Plans and the JW Hourly Pension Plan.

(b) Transition Services.  Upon or as soon as practicable following the Closing, Buyer shall cause the Company to use its reasonable best efforts put in place appropriate benefit plans providing for death, disability, and/or health benefits for Company employees (the “Company Welfare Plans”).  Until such Company Welfare Plans are put in place, but in no event beyond March 31, 2004, Seller shall permit the Company to continue to participate in the Seller Benefit Plans in which the Company participated prior to the Closing that provide death, disability and health benefits.  With respect to any such Seller Benefit Plan, the period of any such continued participation is hereinafter referred to as the “Transition Services Period”.  Seller shall charge the Company for the cost of such continued participation during the Transition Services Period, which cost shall be calculated in a manner that is consistent with the manner that such cost was allocated to the Company prior to the Closing for purposes of the Financial Statements.

(c) Welfare Coverage.  Buyer and the Company shall (A) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company under the Company Welfare Plans in which the Company’s employees and their dependents, participate as of the end of the Transition Services Period to the extent satisfied or waived under the applicable Seller Benefit Plan immediately prior to the end of the Transition Services Period and (B) provide each employee of the Company credit for any co-payments and deductibles paid prior to the end of the Transition Service Period in the calendar year in which the end of the Transition Service Period occurs, or, if later, in the calendar year in which the Company employees and their dependents, commence participation in the applicable Company

Welfare Plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under any Company Welfare Plan in which the employees are eligible to participate from and after the end of the Transition Service Period. With respect to Company employees and their dependents, Buyer and the Company shall be responsible in accordance with the Company Welfare Plans for all claims incurred after the later of the Closing Date or the end of any applicable Transition Services Period, and Seller shall be responsible in accordance with all Seller Benefit Plans for all claims incurred on or before the later of the Closing Date or the end of any applicable Transition Services Period.  In addition, Buyer and the Company shall be responsible in accordance with the Company’s workers compensation program for all claims incurred after the Closing Date, and Seller shall be responsible in accordance with Seller’s workers compensation program for all claims incurred on or before the Closing Date.  For purposes of the foregoing, a medical or dental claim shall be considered incurred when the medical services are rendered or medical supplies are provided, and not when the condition arose.  A claim resulting in short-term or long-term disability benefits shall be considered incurred when the employee is first absent from work as a result of the injury or condition giving rise to such claim, a workers compensation claim shall be considered incurred when the claim is formally reported, and a death benefit claim shall be considered incurred when death occurs.  A workers’ compensation claim shall be considered formally reported on the earlier of the date the employee has provided a written claim to the employer, or the date reflected in the employee’s personnel file on which the employee orally reported to the employer that he or she would be filing a workers’ compensation claim.

(d) WARN.  Buyer shall be responsible for any obligations under the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) for any actions taken by the Buyer or the Company on or after the Closing Date with regard to any site of employment, facility, operating unit or employee affected by this Agreement.

(e) Pension Credit.  Prior to the Closing, Seller shall have taken all steps necessary to cause all Company employees who, immediately prior to the Closing, were participants in either the JW Hourly Pension Plan or the Pension Plan for Salaried Employees of Walter Industries, Inc. Subsidiaries, Divisions and Affiliates (the “Salaried Pension Plan”) to receive an additional benefit accrual thereunder that assumes that pensionable services were rendered through December 31, 2003.

(f) Full Vesting.  Prior to the Closing, Seller shall have taken all steps necessary to cause each Company employee listed on Schedule 9(f) to become fully vested, as of the Closing, in all stock options granted pursuant to any Seller Benefit Plan.

(g) Early Retirement Benefit. Seller shall amend the Salaried Pension Plan (if necessary), and/or take any other actions necessary to (i) provide that any salaried employee of the Company, who, as of the Closing Date is eligible to receive the Special Early Retirement Pension (as defined in the Salaried Pension Plan) at the time of the Closing will be entitled to commence such benefit (rather than the Deferred Vested Pension (as defined in the Salaried Pension Plan)) to the extent permitted by ERISA or any other applicable Law, at such future date as the employee terminates employment from the Company, Buyer and its affiliates, and (ii) as to each person listed on Schedule 9(g), treat post-Closing service with the Company, Buyer or its affiliates as service with Seller for purposes of determining such person’s entitlement to the Special Early Retirement Pension, and allow such person to commence such benefit (rather than the Deferred Vested Pension) at such future date as the employee terminates employment from the Company, Buyer and its affiliates following the date such person satisfies the age and service requirements therefor.

(h) Retiree Health Coverage.  Seller shall amend its retiree health plan under the Group Benefits Plan for Salaried Employees (if necessary), and/or take any other actions necessary to (i) provide that salaried employees rendering services to the Company at the Closing Date who have, as of the Closing Date, satisfied the plan’s eligibility to commence retiree health benefits on the basis of early or normal retirement will be entitled to commence such retiree health coverage under the plan at such future date as the employee terminates employment from the Company and Buyer and its affiliates, and (ii) as to each person listed on Schedule 9(g), treat post-Closing service with the Company, Buyer or its Affiliates as service with Seller for purposes of determining such person’s entitlement to retiree health benefits and allow such persons who by reason thereof satisfy the plan’s eligibility to commence retiree health benefits on the basis of early or normal retirement, to commence such retiree health coverage under the plan at such future date as the employee terminates employment from the Company and Buyer and its Affiliates.  From and after the Closing Date, Seller shall continue to provide the retiree health benefits to employees described in this Section 9(h) to the same extent that Seller provides such benefits to salaried retirees of Seller who retire under similar circumstances.  This paragraph shall not limit any right Seller may have to terminate or modify the retiree medical benefits for all similarly situated retirees.

(i) Bonus Payment. Seller shall make a payment to each person listed on Schedule 9(i) in an amount equal to $60,000, within five business days after Buyer or its affiliates have notified Seller that the person has, on or prior to December 31,  2006, attained an age and/or completed a period of years of service (taking into account service with both the Buyer and its affiliates and the Seller and its affiliates) that, when taken together, equals 80.  Seller shall assume responsibility for any and all applicable payroll, withholding and reporting obligations with respect to such payments.

(j) Certain Information.  On and after the Closing Date, the Company and Buyer shall provide employment information and information as to welfare benefit coverage and retirement benefit coverage to Seller as to employees who continue employment with Company or Buyer following Closing, as is reasonably requested by Seller for the purpose of administering retirement and welfare benefits for such employees under Seller Benefit Plans to the extent permitted under applicable law.  Seller shall provide Buyer or its affiliates with such employment information as may be necessary to effectuate the provisions of this Section 9.

(k) No Employee Rights.  Nothing in this Section 9, express or implied, shall confer upon any Company employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.

Nothing in this Section 9, expressed or implied, shall be construed to prevent Buyer or its affiliates from terminating or modifying to any extent or in any respect any benefit plan that the Buyer or its affiliates may establish or maintain.

(l) HIPPA.  Buyer agrees to comply in all respects with the requirements of HIPPA and to cause Company employees to cooperate with Seller with respect to any protected health information that Company employees possess with respect to any Seller Benefit Plan, to the extent required by HIPPA or by the terms of the HIPPA privacy amendment contained in the Seller’s self-insured group health plan.

10. Further Assurances. From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

11. Indemnification.  (a) Tax Indemnification. Seller shall indemnify Buyer and its officers, directors, shareholders, employees, agents and affiliates against and hold them harmless from (i) to the extent not specifically reflected as a Liability in the Statement that is final and binding on the parties hereto pursuant to Section 2 or the supporting schedules thereto, all liability for Taxes of the Company for all taxable periods of the Company ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period of the Company that includes (but does not end on) such day (a “Pre-Closing Tax Period”), (ii) all liability (as a result of Treasury Regulation Section 1.1502-6(a) or otherwise) for Taxes of Seller or any other corporation which is or has been affiliated with Seller (other than the Company) or the Company, (iii) any breach of any representation or warranty contained in Section 4(h) or any obligation of Seller contained in Section 12, and (iv) all liability for reasonable legal, accounting and other advisor, consultant or expert fees and expenses attributable to any item in clause (i), (ii) or (iii) above.  Notwithstanding the foregoing, Seller shall not indemnify and hold harmless Buyer and its affiliates from any liability for Taxes attributable to any action taken after the Closing by Buyer described in Section 12(h).

Buyer shall, and shall cause the Company to, indemnify Seller and its affiliates and its officers, directors, shareholders, employees and agents and hold them harmless from (i) all liability for Taxes of the Company for any taxable period ending after the Closing Date (except to the extent such taxable period began before the Closing Date, in which case Buyer’s indemnity will cover only that portion of any such Taxes that are not for the Pre-Closing Tax Period), (ii) all liability for Taxes attributable to an act of Buyer described in Section 12(h) and (iii) all liability for reasonable legal, accounting and other advisor, consultant or expert fees and expenses attributable to any item in clause (i) or (ii) above.

In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), Taxes of the Company for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date. Seller’s indemnity obligation in respect of Taxes for a Straddle Period shall initially be effected by its payment to Buyer of the excess of (x) such Taxes for the Pre-Closing Tax

Period over (y) the amount of such Taxes for the Pre-Closing Period paid by Seller or any of the affiliates (other than the Company) at any time plus the amount of such Taxes paid by the Company on or prior to the Closing Date. Seller shall initially pay such excess to Buyer within thirty (30) days after the Return, report or form with respect to the final liability for such Taxes is required to be filed (or, if later, is actually filed). If the amount of such Taxes paid by Seller or any of its affiliates (other than the Company) at any time plus the amount of such Taxes paid by the Company on or prior to the Closing Date exceeds the amount payable by Seller pursuant to the preceding sentence, Buyer shall pay to Seller the amount of such excess within thirty (30) days after the Return or form with respect to the final liability for such Taxes is required to be filed. The payments to be made pursuant to this paragraph by Seller or Buyer with respect to a Straddle Period shall be appropriately adjusted to reflect any final determination with respect to Straddle Period Taxes.

(b) Other Indemnification by Seller. Subject to the limitations otherwise set forth in Section 11, Seller shall indemnify Buyer and its officers, directors, shareholders, employees, agents and affiliates against and hold them harmless from any loss, liability, claim, damage, fine, penalty, judgment or expense (including interest, court costs and reasonable legal, accounting and other advisor, consultant or expert fees and expenses) (collectively, “Losses”) suffered or incurred by any such indemnified party (other than Losses described in the first paragraph of Section 11(a)) to the extent arising from:

(i) any breach of any representation or warranty of Seller contained in this Agreement;

(ii) any breach of any covenants, obligations or agreements of Seller contained in this Agreement; and

(iii) the Proceedings set forth on Schedules 4(h)(ii) and 4(l), and Proceedings arising out of the same facts and circumstances underlying such scheduled Proceedings as such facts and circumstances exist on or prior to the Closing Date.

(c) Limitation on Indemnification by Seller. The Seller shall not have any liability under Section 11(b)(i) to indemnify Buyer from any Losses relating thereto until the Buyer has suffered Losses with respect to which the Buyer is entitled to be indemnified for pursuant to Section 11(b) in an aggregate amount which exceeds $1,000,000, and then only to the extent of any such excess; provided, however, that Seller’s liability under Section 11(b)(i) above shall in no event exceed 10% of the Purchase Price in the aggregate; and provided further, however, that the foregoing limitations shall not apply to breaches of the representations and warranties contained in Sections 4(a), (c) and (e). In no event shall Seller be obligated to indemnify Buyer or any other person with respect to any matter set forth in Section 11(b) to the extent that such matter was reflected in the calculation of the adjustment to the Purchase Price, if any, pursuant to the terms of this Agreement or to the extent specifically reflected as a Liability the Statement that is final and binding on the parties hereto pursuant to Section 2 or the supporting schedules thereto with respect to such matters.

Buyer acknowledges and agrees that, should the Closing occur, except in the case of fraud and for equitable relief, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the transactions contemplated hereby, the Company and its assets, liabilities and business shall be pursuant to the indemnification provisions set forth in this Section 11.

In furtherance of the foregoing, except in the case of fraud, Buyer hereby waives (and Buyer shall cause the Company to waive), from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (i) which Buyer or the Company may have against the officers, directors, shareholders, employees or agents of Seller arising under or based upon any federal or state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Section 11) and (ii) which Buyer or the Company may have had, may now have, or may hereafter have against any director or officer of the Company who does not serve as a director or officer of the Company after the Closing by reason of any matter, cause, happening, forbearance or action occurring or arising prior to or on the Closing Date.

(d) Other Indemnification by Buyer. Buyer shall, and following the Closing shall cause the Company to, indemnify Seller and its officers, directors, shareholders, employees, agents and affiliates against and hold them harmless from any Loss (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party (other than Losses described in the second paragraph of Section 11(a)) to the extent arising from:

(i) any breach of any representation or warranty of Buyer contained in this Agreement; and

(ii) any breach of any covenants, obligations or agreements of Buyer contained in this Agreement requiring performance after the Closing Date.

(e) Losses Net of Insurance. The amount of any Loss or Tax for which indemnification is provided under this Section 11 shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Loss or Tax; provided, however, that in making such calculation the amount recovered by the indemnified party under any such insurance policy shall be reduced by the aggregate amount of premiums paid by the indemnified party in respect of such policy from the Closing Date until the date of such recovery.

(f) Other Limitations. Seller shall have no liability (for indemnification or otherwise) with respect to any representation or warranty of Seller under this Agreement, unless within the “Applicable Period” after the Closing Date, as defined below, Buyer gives notice to Seller of the particular claim, and it shall be a condition precedent to the assertion of any such claim with respect thereto that notice of such claim shall have been given to Seller, within the Applicable Period after the Closing Date:

Section	Applicable Period

4(b), (o)(i)	three (3) years

4(a), (c), (d) (first paragraph only), (e)	Unlimited

4(h)	the applicable statute of limitations plus sixty (60) days (as extended)

(o)(ii)	seven (7) years

All other Sections of this Agreement	18 months

If notice of any claim for breach of representation or warranty is given prior to the expiration of the relevant Applicable Period as provided in this Section 11(f), such claim shall survive until finally resolved and satisfied in full.

(g) Procedures Relating to Indemnification (other than under Section 11(a)). In order for a party (the “indemnified party”) to be entitled to any indemnification provided for under this Agreement (other than under Section 11(a)) in respect of, arising out of or involving a claim or demand made by any person that is not a party hereto or an affiliate of a party hereto against the indemnified party (a “Third Party Claim”), such indemnified party must give notice to the indemnifying party, in reasonable detail, of the Third Party Claim within five (5) business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, within two (2) business days after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall vigorously and diligently defend such Third Party Claim, and the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof.  If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the reasonable fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above).

If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent. If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and which imposes no continuing obligations on the indemnified party.  Notwithstanding the foregoing provisions of this Section 11(g), Seller, as indemnifying party, shall not enter into any consent decree or agree to any other settlement, compromise or discharge of any Third Party Claim involving the Equal Employment Opportunity Commission without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

All claims under Section 11(b) or Section 11(d) other than Third Party Claims shall be governed by Section 11(h).  All Tax Claims (as defined in Section 11(i)) shall be governed by Section 11(i).

(h) Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 11(b) or Section 11(d) that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall give notice of such claim, in reasonable detail, with reasonable promptness to the indemnifying party. The failure by any indemnified party to give such notice to the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 11(b) or Section 11(d), except to the extent that the indemnifying party has been prejudiced by such failure.  The indemnified party and indemnifying party shall proceed in good faith to negotiate a resolution of such claim and, if such resolution is not reached, such claim shall be resolved by litigation pursuant to Section 24.

(i) Procedures Relating to Indemnification of Tax Claims. If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to an indemnified party pursuant to Section 11(a), the indemnified party shall promptly give notice to the indemnifying party of such claim (a “Tax Claim”). If notice of a Tax Claim is not given to the indemnifying party within a sufficient period of time to allow the indemnifying party to effectively contest such Tax Claim, or in reasonable detail to apprise the indemnifying party of the nature of the Tax Claim, in each case taking into account the facts and circumstances with respect to such Tax Claim, the indemnifying party shall not be liable to the indemnified party.

The indemnifying party shall have the right to control all proceedings taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner.

The indemnified party and each of their respective affiliates shall cooperate with the indemnifying party in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

In no case shall the indemnified party settle or otherwise compromise any Tax Claim without the indemnifying party’s prior written consent. Seller shall not settle any Tax Claim relating to the Company in a manner that could adversely affect Buyer or the Company without prior written consent of Buyer, such consent not to be unreasonably withheld. No party shall settle a Tax Claim relating to Taxes of the Company for a Straddle Period without the other party’s prior written consent.

(j) Mitigation. Buyer and Seller shall cooperate reasonably with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim or liability.

12. Tax Matters. (a) Seller and Buyer acknowledge that the taxable year of the Company for federal income tax purposes will terminate on the Closing Date pursuant to Treasury Regulation Section 1.1502-76. For any taxable period of the Company that includes (but does not end on) the Closing Date, Buyer shall timely prepare and file with the appropriate authorities all Returns and forms required to be filed and shall pay all Taxes due with respect to such Returns and forms; provided that Seller shall reimburse Buyer (in accordance with the procedures set forth in Section 11(a)) for any amount owed by Seller pursuant to Section 11(a) with respect to the taxable periods covered by such Returns or forms; provided, further, that Buyer shall prepare such Returns in a manner consistent with the Returns of the Company filed prior to the Closing, except as required by Law, and shall furnish such Tax Returns to Seller for Seller’s comments at least thirty (30) days prior to the due date for filing such Returns. Buyer shall consider, but not be bound by, any comments of Seller. For any taxable period of the Company that ends on or before the Closing Date, Seller shall timely prepare and file with the appropriate authorities all federal and state income Tax Returns and forms required to be filed, and shall pay all Taxes due with respect to such Returns and forms, including any deferred items triggered into income by Treas.

Reg. § 1.1502-13 and any excess loss account taken into income under Treas. Reg. §1.1502-19.  Buyer shall timely prepare and file with the appropriate authorities all other Returns of the Company. Buyer and Seller agree to cause the Company to file all Tax Returns and forms for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a Return or form filed on that basis. Neither Seller nor any of its affiliates shall elect to retain any net operating loss carryovers or capital loss carryovers of the Company.

(b) Seller, the Company and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Returns and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. In accordance with the foregoing, at Seller’s request, Buyer shall cause the Company to make or to join with Seller in making any election relating to Taxes if the making of such election would not have a material adverse effect on Buyer or the Company. Buyer and Seller recognize that Seller and its affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer agrees, and agrees to cause the Company, (i) to use all reasonable efforts to properly retain and maintain such records until such time as Seller agrees that such retention and maintenance is no longer necessary, and (ii) to allow Seller and its agents and representatives (and agents or representatives of any of its affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as Seller may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at Seller’s expense.

(c) Any refunds or credits of Taxes of the Company of the type indemnified under Section 11(a) arising during any taxable period ending on or before the Closing Date shall be for the account of Seller. Any refunds or credits of Taxes of the Company arising during any taxable period beginning after the Closing Date shall be for the account of Buyer. Any refunds or credits of Taxes of the Company of the type indemnified under Section 11(a) for any Straddle Period shall be equitably apportioned between Seller and Buyer. Buyer shall, if Seller so requests and at Seller’s expense, cause the Company to file for and obtain any refunds or credits to which Seller is entitled under this Section 12(c) if such actions would cause no material adverse effect to Buyer or its affiliates, and Seller shall indemnify and hold harmless Buyer and its affiliates against any Loss resulting from any such actions. Buyer shall permit Seller to control the prosecution of any such refund or credit claim and, where deemed appropriate by Seller, shall cause the Company to authorize by appropriate powers of attorney such persons as Seller shall designate to represent the Company with respect to such refund or credit claim. Buyer shall cause the Company to forward to Seller any refund to which Seller is entitled under this Section 12(c) within ten (10) days after the refund is received (or reimburse Seller for any credit to which Seller is entitled under this Section 12(c) within ten (10) days after the credit is allowed, or applied against other Tax liability); provided, however, that any such amounts payable to Seller shall be net of any Tax cost to Buyer and the Company, attributable to the receipt of such refund and/or the payment of such amounts to Seller. Notwithstanding the foregoing, the control of the prosecution of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 11(i).

(d) Seller shall be responsible for filing any amended consolidated, combined or unitary Tax Returns for taxable years ending on or prior to the Closing Date which are required as a result of examination adjustments made by the Internal Revenue Service or by the applicable state, local or foreign taxing authorities for such taxable years as finally determined. For those jurisdictions in which separate income Tax Returns are filed by the Company, any required amended Returns resulting from such examination adjustments, as finally determined, shall be prepared by Seller and furnished to the Company, as the case may be, for approval (which approval shall not be unreasonably withheld), signature and filing at least thirty (30) days prior to the due date for filing such Returns.

(e) All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid 50% by Buyer and 50% by Seller, and Seller and Buyer shall cooperate in timely making all filings, Returns and forms as may be required to comply with the provisions of such Tax laws. Seller and Buyer agree, at least ten (10) business days prior to the Closing, to reasonably allocate the purchase price among the assets to the extent required or desirable to complete any necessary transfer Tax Returns or reports and to compute the amount of any transfer Taxes.

(f) Seller shall deliver to Buyer at the Closing a certificate in form and substance satisfactory to Buyer, duly executed and acknowledged, certifying any facts that would exempt the transactions contemplated hereby from withholding pursuant to the provisions of the Foreign Investment in Real Property Tax Act.

(g) On the Closing Date, Buyer shall cause the Company to conduct its businesses in the ordinary course in substantially the same manner as presently conducted and on the Closing Date shall not permit the Company to effect any extraordinary transactions (other than any such transactions expressly required by applicable Law or by this Agreement) that could result in Tax liability to the Company in excess of Tax liability associated with the conduct of its business in the ordinary course.

(h) Buyer shall not, with respect to any Pre-Closing Tax Period, (i) file any amended Tax Return with respect to the Company, (ii) extend any statute of limitation, or (iii) take any position with respect to Taxes of the Company that would have the effect of increasing any Tax liability to, or reducing any Tax benefit of, Seller unless, in each case, Seller shall have consented in writing to such action by Buyer or such action is required by Law.

(i) Seller shall cause the provisions of any Tax sharing agreement between Seller and any of its affiliates (other than the Company), on the one hand, and the Company, on the other hand, to be terminated, together with any obligations thereunder, on or before the Closing Date.

13. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer or Seller (including by operation of law in connection with a merger, or sale of substantially all the assets, of Buyer or Seller) without the prior written consent of the other party hereto; provided, however, that Buyer may assign its right to purchase the Shares hereunder to a wholly-owned subsidiary of Buyer and Buyer may assign its rights under this Agreement to its lenders as security for borrowings without the prior written consent of Seller; provided further, however, that no such assignment shall limit or affect Buyer’s or Guarantor’s obligations hereunder. Any attempted assignment in violation of this Section 13 shall be void.

14. No Third-Party Beneficiaries. Except as provided in Section 11, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

15. Termination.

(a) Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(i)  by mutual written consent of Seller and Buyer; or

(ii) by either party hereto, if the Closing does not occur on or prior to the date that is ninety (90) days following the date hereof;

(iii) by Buyer, if Seller shall have breached any of its representations and warranties or any covenant or other agreement to be performed by it hereunder and such breach is incapable of being cured or is not cured within twenty (20) business days of receipt of written notice thereof from Buyer; or

(iv) by Seller, if Buyer shall have breached any of its representations and warranties or any covenant or other agreement to be performed by it and such breach is incapable of being cured or is not cured within twenty (20) business days of receipt of written notice thereof from Seller.

(b) In the event of termination by Seller or Buyer pursuant to this Section 15, notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

(i) Buyer shall return to Seller all documents and other material received from Seller and the Company relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, and

(ii) all confidential information received by Buyer with respect to the business of the Company shall be treated in accordance with the Confidentiality

Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

(c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 15, this Agreement shall become void and of no further force or effect, except for the provisions of (i) Section 7(a) relating to the obligation of Buyer to keep confidential certain information and data obtained by it, (ii) Section 17 relating to certain expenses, (iii) Section 8(c) relating to publicity, and (iv) this Section 15. Nothing in this Section 15 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

16. Survival of Representations. The representations and warranties in this Agreement shall survive the Closing solely for purposes of Section 11(a), Section 11(b) and Section 11(d) and shall be subject to the limitations and other terms of Section 11.

17. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

18. Amendments. No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by both parties hereto.

19. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or reputable courier service, sent by registered, certified or express mail, or sent by facsimile transmission, and shall be deemed given when so delivered by hand or courier service, or if mailed, three (3) business days after mailing (one (1) business day in the case of express mail), or if by facsimile transmission, when so transmitted, as follows:

(i)                                     if to Buyer:

Wellspring Aluminum Acquisition Co. 2
c/o Wellspring Capital Management LLC
Lever House
390 Park Avenue
New York, NY   10022
Facsimile:  212-318-9810
Attention:  William F. Dawson

with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY   10178
Facsimile:  212-309-6273

Attention:  David W. Pollak; and

(ii)                                  if to Seller:

Walter Industries, Inc.

if by mail:
P.O. Box 31601
Tampa, Florida 33631-3601
Attention: General Counsel

or

if by hand delivery, courier service or facsimile transmission:
4211 W. Boy Scout Blvd.
Tampa, Florida 33607
Facsimile: 813-871-4420
Attention: General Counsel

A party hereto, by notice given in accordance with this Section, may change the address to which notices to it are to be given or the person to whose attention such notices are to be given.

20. Interpretation: Exhibits and Schedules: Certain Definitions. (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  No disclosure made in any particular Schedule hereto shall be deemed made in any other Schedule, unless expressly made in such other Schedule by cross-reference or restatement or unless the applicability of such disclosure to such other Schedule is reasonably apparent on the face of such disclosure.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(b) For all purposes of this Agreement, certain capitalized terms in this Agreement shall have the meanings set forth in Exhibit A, except as otherwise expressly provided in this Agreement.

21. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of such counterparts have been signed by each of the parties and delivered to the other party.

22. Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties, covenants, obligations or agreements relating to such subject matter except as specifically set forth herein or in the Confidentiality Agreement.

23. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

24. Consent to Jurisdiction. Each of Buyer, Guarantor and Seller irrevocably submits to the exclusive jurisdiction of (a) the courts of the State of Delaware, in New Castle County, and (b) the United States District Court for the District of Delaware for the purposes of any Proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Buyer, Guarantor and Seller agrees to commence any such Proceeding only in such courts. Each of Buyer, Guarantor and Seller irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the courts of the State of Delaware, in New Castle County or (ii) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of Buyer, Guarantor and Seller agree not to litigate in any courts other than the courts described above any claim arising out of this Agreement or any transaction contemplated hereby.

25. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

26. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 26.

27. Guaranty. (a) Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as principal obligor, and not merely as surety, to Seller and its successors and permitted assigns, the representations and warranties of Buyer contained in this Agreement, the due and punctual payment in full, of the Purchase Price, and the performance of all other covenants, obligations and agreements of Buyer under this Agreement, including Buyer’s indemnification obligations under Section 11 (collectively, the “Obligations”). The foregoing obligation of Guarantor constitutes a continuing guaranty of payment and performance, and not of collection, and is and shall be absolute and unconditional under any and all circumstances, including circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor. The obligation of Guarantor hereunder shall not be discharged, impaired or otherwise affected by the failure of Seller to assert any claim or demand against Buyer or to enforce any remedy hereunder. Notwithstanding the foregoing, (i) nothing in this Section 27(a) shall create any liabilities or obligations for Guarantor to the extent Buyer would not have liability or otherwise be responsible to Seller hereunder and (ii) Guarantor shall have the right to assert as a defense (including rights of set off and counterclaim) to any of its obligations hereunder any defense that would be available to it had it duly authorized and entered into the Obligations directly.

(b) Guarantor hereby makes the representations and warranties set forth in Sections 6(a), (b), (d), and (f) modified, for purposes of this subsection (b), by substituting the term “Guarantor” for the term “Buyer” and limited partnership terminology, as appropriate, for corporate terminology in such sections.

(c) Guarantor hereby expressly agrees to the terms of Section 24, 25 and 26, including without limitation Waiver of Jury Trial hereof and acknowledges that such Sections personally bind Guarantor.

[Signature Page Next]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

WALTER INDUSTRIES, INC., a Delaware corporation

By:
Name:
Title:

“Seller”
WELLSPRING ALUMINUM ACQUISITION CO. 2,
a Delaware corporation

By:
Name:
Title:

“Buyer”
WELLSPRING CAPITAL PARTNERS III, LP,
a Delaware limited partnership

By:
Name:
Title:

“Guarantor”

Signature Page to Stock Purchase Agreement

EXHIBIT A

DEFINITION OF TERMS

“Accounting Firm” has the meaning set forth in Section 2(b)(i)(C).

“Acquisition” has the meaning set forth in Section 1.

“Adjusted Purchase Price” has the meaning set forth in Section 2(b)(ii).

“affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. “Affiliates” means more than one affiliate.

“Agreement” means this Stock Purchase Agreement.

“Ancillary Documents” means, collectively, the Transition Services Agreement, the IP Assignments, the Sublicense and the Trademark Assignment.

“Applicable Period” has the meaning set forth in Section 11(f).

“Assets” has the meaning set forth in Section 2(b)(iii).

“Balance Sheet” has the meaning set forth in Section 2(b)(iii).

“Benefit Plan” or “Benefit Plans” has the meaning set forth in Section 4(n)(i).

“Buyer” has the meaning set forth in the preamble.

“Buyer Material Adverse Effect” has the meaning set forth in Section 6(a).

“Buyer’s Pension Trust” has the meaning set forth in Section 9(e)(i).

“Closing” has the meaning set forth in Section 2(a).

“Closing Date” has the meaning set forth in Section 2(a).

“Closing Date Amount” has the meaning set forth in Section 2(a).

“Closing Modified Working Capital” has the meaning set forth in Section 2(b)(iii).

“Code” has the meaning set forth in Section 4(h)(i)(D).

“Company” has the meaning set forth in the preamble.

“Company Benefit Plans” has the meaning set forth in Section 4(n)(i).

“Company Leases” has the meaning set forth in Section 4(r)(i)(C).

“Company Material Adverse Change” or “Company Material Adverse Effect” means any change, effect, event or occurrence which has a material adverse effect on the Company’s business, assets, financial condition, operations or industry.

“Company Welfare Plans” has the meaning set forth in Section 9(b)(i).

“Confidentiality Agreement” has the meaning set forth in Section 7(a).

“Consent” has the meaning set forth in Section 4(b)(iii).

“Contract” has the meaning set forth in Section 4(b)(ii).

“DOJ” has the meaning set forth in Section 8(d)(i).

“Environment” means all air, surface water, groundwater or land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources.

“Environmental Law” means any and all federal, state, local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, common law, codes, rules, regulations, Environmental Permits, policies, guidance documents, judgments, decrees, injunctions or agreements with any Governmental Entity, relating to the protection of health and the Environment, or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling or Release of Hazardous Substances in effect on the date hereof or the Closing Date, including without limitation:  the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act 49 U.S.C. § 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and the state analogies thereto, all as amended or superseded from time to time on or prior to the Closing Date; and any common law doctrine related to or arising out of the presence, Release, or exposure to a Hazardous Substance, including but not limited to, negligence, nuisance, trespass, personal injury or property damage.

“Environmental Permit” means Permits required by any Governmental Entity under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Entity under any applicable Environmental Law.

“ERISA” has the meaning set forth in Section 4(n)(i).

“Financial Statements” has the meaning set forth in Section 4(g).

“FTC” has the meaning set forth in Section 8(d)(i).

“GAAP” has the meaning set forth in Section 2(b)(iii).

“Governmental Entity” has the meaning set forth in Section 3(a)(iv).

“Group” has the meaning set forth in Section 4(h)(i)(A).

“Guarantor” has the meaning set forth in the preamble.

“Hazardous Substance” means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now on or prior to the Closing Date become defined as or included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import, under any Environmental Law.

“HSR Act” has the meaning set forth in Section 3(a)(v).

“including” means including, without limitation.

“indemnified party” has the meaning set forth in Section 11(g).

“Intellectual Property” means all of the following that are licensed to, owned or used by the Company:  (i) all discoveries and inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (ii) all trademarks, service marks, trade dress, brand names, logos (other than the logo described in Schedule 8(f)), trade names and corporate names, including all goodwill associated therewith, and all applications and registrations therefor; (iii) all copyrights and all applications, registrations and renewals therefor; (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, recipes, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (v) all computer software (including source code, data and related documentation); (vi) all internet domain names and websites; and (vii) the right to sue for infringement in connection with any of the foregoing and to collect damages in such suits.

“IP Assignments” has the meaning set forth in Section 3(a)(xiii).

“Judgment” has the meaning set forth in Section 4(b)(iii).

“JW Aluminum Hourly Pension Plan” has the meaning set forth in Section 4(n)(v).

“knowledge of Seller” means the actual knowledge of the specific persons listed in Exhibit B.

“Law” has the meaning set forth in Section 4(b)(iii).

“Leased Real Property” has the meaning set forth in Section 4(r)(ii).

“Leases” has the meaning set forth in Section 4(r)(ii).

“Liabilities” has the meaning set forth in Section 2(b)(iii).

“Liens” has the meaning set forth in Section 4(b).

“Losses” has the meaning set forth in Section 11(b).

“Notice of Disagreement” has the meaning set forth in Section 2(b)(i)(A).

“Obligations” has the meaning set forth in Section 27.

“ordinary course of business” or “business in the ordinary course” means the ordinary course of business consistent with past custom and practice.

“OSHA Law” means any and all federal, state, local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, common law, codes, rules, regulations, Permits, policies, guidance documents, judgments, decrees, injunctions or agreements with any Governmental Entity relating to worker health and safety in effect on the date hereof or the Closing Date, including without limitation the Occupational Safety & Health Act of 1970, 29 U.S.C. § 651 et seq. and the state analogies thereto, all as amended or superseded from time to time.

“Owned Real Property” has the meaning set forth in Section 4(r)(i).

“Pension Plan” has the meaning set forth in Section 4(n)(i).

“Permits” has the meaning set forth in Section 4(q)(i).

“Permitted Liens” has the meaning set forth in Section 4(i).

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Pre-Closing Tax Period” has the meaning set forth in Section 11(a).

“Proceedings” has the meaning set forth in Section 4(1).

“Purchase Price” has the meaning set forth in Section 1.

“Real Property” has the meaning set forth in Section 4(r)(ii).

“Real Property Leases” has the meaning set forth in Section 4(r)(ii).

“Recipients” has the meaning set forth in Section 8(h).

“Records” has the meaning set forth in Section 8(e).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the Environment.

“Retained Names and Marks” has the meaning set forth in Section 8(f).

“Returns” has the meaning set forth in Section 4(h)(i)(C).

“Salaried Pension Plan” has the meaning set forth in Section 9(e).

“Securities Act” has the meaning set forth in Section 6(c).

“Seller” has the meaning set forth in the preamble.

“Seller Benefit Plans” has the meaning set forth in Section 4(n)(i).

“Shares” has the meaning set forth in the preamble.

“Site” means any of the real properties currently or previously owned, leased or operated by:  (i) the Company; (ii) any predecessors of the Company; or (iii) any entities previously owned by the Company, in each case including all soil, subsoil, surface waters and groundwater thereat.

“Statement” has the meaning set forth in Section 2(b)(i).

“Straddle Period” has the meaning set forth in Section 1 l(a).

“Sublicense” has the meaning set forth in Section 3(a)(xiv).

“Taxes” or “Tax” has the meaning set forth in Section 4(h)(i)(B).

“Tax Claim” has the meaning set forth in Section 11(i).

“Third Party Claim” has the meaning set forth in Section 11(g).

“Trademark Assignment” has the meaning set forth in Section 3(a)(xv).

“Transaction Proposal” has the meaning set forth in Section 5(e).

“Transition Services Period” has the meaning set forth in Section 9(b).

“WARN” has the meaning set forth in Section 9(d).

“Welfare Plan” has the meaning set forth in Section 4(n)(i).

“Working Capital” has the meaning set forth in Section 2(b)(iii).